EXHIBIT 10.16



                               LECTEC CORPORATION

                                CHANGE IN CONTROL
                              TERMINATION PAY PLAN



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






                               LECTEC CORPORATION

                                CHANGE IN CONTROL
                              TERMINATION PAY PLAN


                                TABLE OF CONTENTS

                                                                                                      PAGE
SECTION 1.                                  INTRODUCTION                                                 1

SECTION 2.                                  PARTICIPATION                                                1

SECTION 3.                                  TERMINATION OF EMPLOYMENT                                    1

                           3.1.     Notice of Termination
                           3.2.     Participant's Termination Rights

SECTION 4.                                  TERMINATION PAYMENT                                          2

                           4.1.     Qualification
                           4.2.     Amount
                                          4.2.1.   Class I Participants
                                          4.2.2.   Class II Participants
                           4.3.     Time and Form of Cash Payment
                           4.4.     ERISA Limitation
                           4.5.     Legal Fees and Expenses

SECTION 5.                                  280G LIMITATION                                              4

SECTION 6.                                  AMENDMENT OR TERMINATION OF THE PLAN                         5

SECTION 7.                                  MISCELLANEOUS PROVISIONS                                     5

                           7.1.     Nonexclusivity of Rights
                           7.2.     Successors
                           7.3.     Notice
                           7.4.     Governing Law
                           7.5.     Validity
                           7.6.     Employment
                           7.7.     Termination Prior to a Change in Control.

SECTION 8.                                  CLAIMS PROCEDURE                                             6

                           8.1.     General
                           8.2.     Making a Claim
                           8.3.     Requesting Review of a Denied Claim
                           8.4.     Exhaustion of Administrative Remedies
                           8.5.     Decisions

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




SECTION 9.                                  DEFINITIONS                                                  7

                           9.1.     Cause
                           9.2.     Change in Control
                           9.3.     Code
                           9.4.     Continuing Director
                           9.5.     Date of Termination
                           9.6.     Effective Date
                           9.7.     Employer
                           9.8.     Good Reason
                           9.9.     Notice of Termination
                           9.10.    Participant
                           9.11.    Plan
                           9.12.    Plan Year
                           9.13.    Termination of Employment


SCHEDULE A                                                                                             A-1


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



                                    SECTION 1

                                  INTRODUCTION

Effective May 27, 1998, LecTec Corporation, a Minnesota corporation (hereinafter sometimes referred to as "Employer"), hereby creates a change in control termination pay plan for the benefit of certain employees of the Employer in the event of a Change in Control. Capitalized terms used herein shall have the meaning provide in Section 9.


                                    SECTION 2

                                  PARTICIPATION

All Participants in the Plan shall be identified in Schedule A attached. Participants shall be classified as Class I or Class II Participants. An employee who has become a Participant shall be considered to continue as a Participant in the Plan until the date of the Participant's death or, if earlier, the date when the Participant is no longer employed by the Employer; provided, however, that a Participant who has a Termination of Employment within 12 months following the date of a Change in Control will not cease to be a Participant.


                                    SECTION 3

                            TERMINATION OF EMPLOYMENT

3.1 NOTICE OF TERMINATION. Any purported termination of a Participant's employment by the Employer or the Participant (including a Termination of Employment) (other than by reason of the Participant's death) within twelve (12) months following the month in which a Change in Control occurs, shall be communicated by Notice of Termination to the other. No purported termination by the Employer of a Participant's employment shall be effective if it is not pursuant to a Notice of Termination. Failure by a Participant to provide Notice of Termination shall not limit any rights of the Participant under the Plan except to the extent the Employer can demonstrate that it suffered actual damages by reason of such failure.

3.2 PARTICIPANT'S TERMINATION RIGHTS. A Participant's right to terminate his or her employment pursuant to the terms of the Plan shall not be affected by the Participant's incapacity due to physical or mental illness. A Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason pursuant to the terms of the Plan. Termination by a Participant of the Participant's employment for Good Reason shall constitute termination for Good Reason for all purposes of the Plan, notwithstanding that the Participant may also thereby be deemed to have "retired" under any applicable retirement programs of the Employer.


                                    SECTION 4

                               TERMINATION PAYMENT

4.1 QUALIFICATION. To qualify for a termination payment under the Plan, a Participant must (a) be a Participant as of the date of the Change in Control, and (b) have a Termination of Employment within 12 months following a Change in Control.

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

4.2 AMOUNT. Subject to the eligibility requirement set forth in Section 4.1, and the limitations set forth in Section 4.4 and Section 5, termination payments for Class I and Class II Participants shall be determined as follows:

           4.2.1 CLASS I PARTICIPANTS. Termination payments shall be made to a Class I Participant in a single sum in an amount equal to the sum of (a) twenty (20) times the Class I Participant's highest monthly base compensation during the six (6) months immediately before the Date of Termination, and (b) all annual incentive payments that the Class I Participant would have received for the year in which the Date of Termination occurs, had required performance targets been met, which shall be deemed to have occurred on the Date of Termination, whether or not they have occurred or could possibly occur.

           Additionally, the Class I Participant shall receive the following:
(a) until the end of the twentieth (20th) month following the month in which occurs the Class I Participant's Date of Termination, the Employer will arrange to provide the Class I Participant with welfare benefits (including life and health insurance benefits) and other employee benefits of substantially similar design and cost (to the Class I Participant) as the welfare benefits and other employee benefits available to the Class I Participant immediately prior to the Notice of Termination or immediately prior to the date of the Change in Control, whichever is greater; but benefits otherwise receivable by the Class I Participant pursuant to this clause (a) shall be discontinued if the Class I Participant obtains full-time employment providing welfare benefits during such period following such termination; and (b) group outplacement counseling services for twenty (20) months from the Date of Termination up to $10,000 in value. Notwithstanding the foregoing, the Employer shall not be required to continue to provide disability benefits following a Class I Participant's Date of Termination other than with respect to benefits to which the Class I Participant became entitled prior to the Date of Termination and which are required to be paid following such Date of Termination in accordance with the terms of applicable disability plans or policies in effect prior to such Date of Termination. The Class I Participant shall not be required to mitigate the amount of any payment provided for under the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under the Plan be reduced by any compensation earned by the Class I Participant as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in clause (a) of this paragraph.

           4.2.2 CLASS II PARTICIPANTS. Termination payments shall be made to a Class II Participant in a single sum in an amount equal to the sum of (a) twelve (12) times the Class II Participant's highest monthly base compensation during the six (6) months immediately before the Date of Termination, and (b) all annual incentive payments that the Class II Participant would have received for the year in which the Date of Termination occurs, had required performance targets been met, which shall be deemed to have occurred on the Date of Termination, whether or not they have occurred or could possibly occur.

           Additionally, the Class II Participant shall receive the following:
(a) until the end of the twelfth (12th) month following the month in which occurs the Class II Participant's Date of Termination, the Employer will arrange to provide the Class II Participant with welfare benefits (including life and health insurance benefits) and other employee benefits of substantially similar design and cost (to the Class II Participant) as the welfare benefits and other employee benefits available to the Class II Participant immediately prior to the Notice of Termination or immediately prior to the date of the Change in Control, whichever is greater; but benefits otherwise receivable by the Class II Participant pursuant to this clause (a) shall be discontinued if the Class II Participant obtains full-time employment providing welfare benefits during such period following such termination; and (b) group outplacement counseling services for twelve (12) months from the Date of Termination up to $5,000 in value. Notwithstanding the foregoing, the Employer shall not be required to continue to provide disability benefits following a Class II Participant's Date of Termination other than with respect to benefits to which the Class II Participant became entitled prior to the Date of Termination and which are required to be paid following such Date of Termination in accordance with the terms of applicable disability plans or policies in effect prior to such Date of

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

Termination. The Class II Participant shall not be required to mitigate the amount of any payment provided for under the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under the Plan be reduced by any compensation earned by the Class II Participant as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in clause (a) of this paragraph.

4.3 TIME AND FORM OF CASH PAYMENT. If a Participant is eligible to receive a cash termination payment under the Plan, payment will be made to the Participant in a single lump sum cash payment within sixty (60) days after the Date of Termination. If a Participant should die before the Participant actually receives payment, payment will be made to the Participant's estate.

4.4 ERISA LIMITATION. No termination payment under the Plan shall in the aggregate provide for payment in excess of twice a Participant's annual compensation during the Plan Year immediately preceding the termination of the Participant's employment. Annual compensation for determining the limitation in the preceding sentence means the total of all compensation, including wages, salary, incentive payments, and any other benefit of monetary value, whether paid in the form of cash or otherwise, which was paid as consideration for a Participant's service during the year, or which should have been so paid at the Participant's usual rate and compensation if the Participant had worked a full year. To the extent that a termination payment would exceed the foregoing limitation, payment under the Plan shall be reduced.

4.5 LEGAL FEES AND EXPENSES. The Employer will pay any legal fees and expenses incurred by a Participant (a) as a result of successful litigation against the Employer or Employer for nonpayment of any benefit under the Plan or
(b) in connection with any dispute with any Federal, state or local governmental agency with respect to benefits claimed under the Plan. If the Participant utilizes arbitration to resolve any such dispute, the Employer will pay any legal fees and expenses incurred by the Participant in connection therewith.


                                    SECTION 5

                                 280G LIMITATION

The amount of any cash payment to be received by a Participant pursuant to the Plan shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of any payment or benefit received or to be received by the Participant in connection with a Change in Control of the Employer or the termination of the Participant's employment (whether payable pursuant to the terms of the Plan or any other plan, contract, agreement or arrangement with the Employer, with any person whose actions result in a Change in Control of the Employer or with any person constituting a member of an "affiliated group" (as defined in section 280G(d)(5) of the Code)) (such foregoing payments or benefits referred to collectively as the "Total Payments"), from being treated as an "excess parachute payment" within the meaning of section 280G(b)(l) of the Code, but only if and to the extent such reduction will also result in, after taking into account all applicable state or federal taxes (computed at the highest marginal rate) including any taxes payable pursuant to section 4999 of the Code, a greater after-tax benefit to the Participant than the after-tax benefit to the Participant of the Total Payments computed without regard to any such reduction. For purposes of the foregoing, (a) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Employer and acceptable to the Participant does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code; (b) any reduction in payments pursuant to the Plan shall be computed by taking into account that portion of Total Payments which constitute reasonable compensation within the meaning of section 280G(b)(4) of the Code in the opinion of such tax counsel;
(c) the value of any non-cash benefit or of any deferred cash payment included in the Total Payments shall be determined by the Employer in accordance with the principles of section 280G(d)(4) of the Code; and (d) in the event of any uncertainty as to whether a reduction in Total Payments to the Participant is required pursuant to the Plan, the

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

Employer shall initially make the payment to the Participant and the Participant shall be required to refund to the Employer any amounts ultimately determined not to have been payable under the terms of the Plan.


                                    SECTION 6

                      AMENDMENT OR TERMINATION OF THE PLAN

The Plan may not be amended if any amendment would adversely affect the rights, expectancies or benefits of any Participant under the Plan (as in effect immediately prior to the amendment) unless such amendment is consented to in writing by 75% of all Participants under the Plan (including the estate of any deceased Participant if the estate would have a claim for benefits under the
Plan) on the effective date of such amendment. Similarly the Plan may not be terminated unless such termination is consented to in writing by 75% of all such Participants on the date of such termination. If any of these actions are taken, affected Participants will be notified. Except to the extent benefits have become payable but have not actually been paid, the Plan terminates automatically on the second anniversary of the date of a Change in Control.


                                    SECTION 7

                            MISCELLANEOUS PROVISIONS

7.1 NONEXCLUSIVITY OF RIGHTS. Nothing in the Plan shall prevent or limit any Participant's continuing or future participation in any benefit, bonus, incentive, retirement or other plan or program provided by the Employer and for which the Participant may qualify, nor shall anything in the Plan limit or reduce such rights as any Participant may have under any other agreement with, or plan, program, policy or practice of, the Employer. Amounts which are vested benefits or which a Participant is otherwise entitled to receive under any agreement with, or plan, program, policy or practice of, the Employer shall be payable in accordance with such agreement, plan, program, policy or practice, except as explicitly modified by the Plan.

7.2 SUCCESSORS. The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Employer or of any division or subsidiary thereof employing any Participant to expressly assume and agree to perform under the terms of the Plan in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. Failure of the Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle each affected Participant to compensation from the Employer in the same amount and on the same terms as the Participant would be entitled under the Plan if the Participant terminated employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination and Notice of Termination shall be deemed to have been given on such date.

7.3 NOTICE. Notices and all other communications provided for under the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, postage prepaid, addressed to the other party as follows:

     If to the Employer, to:

         LecTec Corporation
         Attention:  Corporate Secretary
         10701 Red Circle Drive
         Minnetonka, Minnesota 55343

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

If to the Participant, to the address shown on the records of the Employer, which the Employer shall keep up to date.

Either party may change its address for purposes of this Section 7.3 by giving appropriate notice to the other party.

7.4 GOVERNING LAW. The validity, interpretation and construction of the Plan shall be governed by the laws of the State of Minnesota, except to the extent that federal law controls.

7.5 VALIDITY. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

7.6 EMPLOYMENT. The Plan does not constitute a contract of employment or impose on the Employer any obligation to retain any Participant as an employee, to continue any Participant's current employment status or to change any employment policies of the Employer.

7.7. TERMINATION PRIOR TO A CHANGE IN CONTROL. Any termination of the Participant's employment by the Employer without Cause prior to a Change in Control which occurs at the request or insistence of any person (other than the Employer) in connection with a Change in Control shall be deemed to have occurred after the Change in Control for purposes of the Plan.


                                    SECTION 8

                                CLAIMS PROCEDURE

8.1 GENERAL. If a Participant believes that he or she may be entitled to benefits, or the Participant is in disagreement with any determination that has been made, the Participant may present a claim to the Employer.

8.2 MAKING A CLAIM. A Participant's claim must be written and must be delivered to the Employer. Within 30 days after delivery of such claim, the Participant shall receive either: (a) a decision; or (b) a notice describing special circumstances requiring a specified amount of additional time (but no more than 60 days from the date of delivery of such claim) to reach a decision.

If such claim is wholly or partially denied, the Participant shall receive a written notice specifying: (a) the reasons for denial; (b) the Plan provisions on which the denial is based; and (c) any additional information needed from the Participant in connection with the claim and the reason such information is needed. The Participant also shall receive a copy of Section 8.3 below concerning the Participant's right to request a review.

8.3 REQUESTING REVIEW OF A DENIED CLAIM. A Participant may request that a denied claim be reviewed. Such request for review must be written and must be delivered to the Employer within 30 days after the Participant receives the written notice that the Participant's claim was denied. Such request for review may (but is not required to) include issues and comments the Participant wants considered in the review. The Participant may examine pertinent Plan documents by asking the Employer. Within 30 days after delivery by the Participant of the Participant's request for review, the Participant shall receive either: (a) a decision; or (b) a notice describing special circumstances requiring a specified amount of additional time (but no more than 60 days from the date of delivery of such request for review) to reach a decision. The decision shall be in writing and shall specify the Plan provisions on which it is based.

8.4 EXHAUSTION OF ADMINISTRATIVE REMEDIES. No Participant (nor the estate of any deceased Participant) may commence any legal action to recover Plan benefits or to enforce or clarify rights under

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

the Plan under Section 502 or Section 510 of ERISA, or under any other provision of law, whether or not statutory, until the claims and review procedures set forth herein have been exhausted in their entirety.

8.5 DECISIONS. All decisions on claims and on reviews of denied claims will be made by the Employer. The Employer may, in its discretion, hold one or more hearings. If a Participant does not receive a decision within the specified time, the Participant should assume. that the claim was denied or re-denied on the date the specified time expired. The Employer reserves the right to delegate its authority to make decisions.


                                    SECTION 9

                                   DEFINITIONS

When the following terms are used in this document with initial capital letters, they shall have the following meanings.

9.1 CAUSE -- shall mean (i) the willful and continued failure by a Participant to resume substantial performance of the Participant's duties with the Employer on a continuous basis within fourteen (14) days after receiving from the Employer a demand for substantial performance that specifically identifies the manner in which the Employer believes that the Participant has not substantially performed the Participant's duties (other than any such failure resulting from a Participant's disability or from termination by a Participant for Good Reason), (ii) the willful engaging by a Participant in conduct which is demonstrably and materially injurious to the Employer, monetarily or otherwise, or (iii) a Participant's conviction of a felony which impairs the Participant's ability substantially to perform the Participant's duties with the Employer. For purposes of this definition, no act, or failure to act, on a Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant with reasonable belief that the Participant's action or omission was not in the best interest of the Employer. Failure by a Participant to perform the Participant's duties with the Employer during any period of disability shall not constitute Cause.

9.2        CHANGE IN CONTROL -- shall mean:

         (a) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Employer is then subject to such reporting requirement; or

         (b) the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Employer or any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Employer (i) representing 25% or more, but not more than 50%, of the combined voting power of the Employer's then outstanding securities unless the transaction resulting in such ownership has been approved in advance by the Continuing Directors (as hereinafter defined) or (ii) representing more than 50% of the combined voting power of the Employer's then outstanding securities (regardless of any approval by the Continuing Directors); provided, however, that notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of the Plan by reason of the ownership of 25% or more of the total voting capital stock of the Employer then issued and outstanding by the Employer, any subsidiary of the Employer or any employee benefit plan of the Employer or of any subsidiary of the Employer or any entity holding shares of the common stock organized,

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

                  appointed or established for, or pursuant to the terms of, any such plan (any such person or entity described in this clause is referred to herein as a "Employer Entity"); or

         (c) the announcement of a tender offer by any person or entity (other than an Employer Entity) for 20% or more of the Employer's voting capital stock then issued and outstanding, which tender offer has not been approved by the Board, a majority of the members of which are Continuing Directors, and recommended to the shareholders of the Employer; or

         (d) the Continuing Directors cease to constitute a majority of the Employer's Board of Directors; or

         (e) the shareholders of the Employer approve (i) any consolidation or merger of the Employer in which the Employer is not the continuing or surviving corporation or pursuant to which shares of Employer stock would be converted into cash, securities or other property, other than a merger of the Employer in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Employer; or (iii) any plan of liquidation or dissolution of the Employer.

9.3        CODE -- shall mean the Internal Revenue Code of 1986, as amended.

9.4 CONTINUING DIRECTOR -- shall mean any person who is a member of the Board of Directors of the Employer, while such person is a member of the Board of Directors, who is not an Acquiring Person (as hereinafter defined) or an Affiliate or Associate (as hereinafter defined) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (i) was a member of the Board of Directors as of the Effective Date or (ii) subsequently becomes a member of the Board of Directors, if such person's initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this definition. "Acquiring Person" shall mean any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Employer representing 20% or more of the combined voting power of the Employer's then outstanding securities, but shall not include the Investors or any Employer Entity; and "Affiliate" and "Associate shall have their respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

9.5 DATE OF TERMINATION -- shall mean the date specified in the Notice of Termination (except in the case of a Participant's death, in which case Date of Termination shall be the date of death); provided, however, that if the Participant's employment is terminated by the Employer, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Participant and if the Participant's employment is terminated by the Participant for Good Reason, the date specified in the Notice of Termination shall not be more than 60 days from the date the Notice of Termination is given to the Employer.

9.6        EFFECTIVE DATE -- shall mean May 27, 1998.

9.7 EMPLOYER -- shall mean LecTec Corporation, a Minnesota corporation, or any successor thereto pursuant to Section 7.2 hereof or by operation of law.

9.8 GOOD REASON -- shall mean the occurrence, without a Participant's express written consent, within 12 months following a Change in Control of any one or more of the following:

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

      (a) a significant reduction by the Employer in the Participant's base salary as in effect immediately prior to the Change in Control or as the same shall be increased from time to time;

      (b) the Employer's requiring the Participant to be based at a location in excess of thirty (30) miles from the location of the Participant's office immediately prior to the Change in Control:

      (c) the failure by the Employer to (i) continue in effect any material compensation or benefit plan, program, policy or practice in which the Participant was participating at the time of the Change in Control or (ii) provide the Participant with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program, policy and practice as in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater);

      (d) the failure of the Employer to obtain a satisfactory agreement from any successor to the Employer to assume and agree to perform under the Plan, as contemplated in Section 7.2 hereof;

      (e) any purported termination by the Employer of the Participant's employment that is not effected pursuant to a Notice of Termination (as hereinafter defined); and

      (f) the assignment by the Employer to the Participant of any duties inconsistent in any respect with Participant's position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to the Change in Control or any other action of the Employer which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Employer promptly after receipt of notice thereof given by the Participant.

9.9 NOTICE OF TERMINATION -- shall mean a written notice which shall set forth the Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment.

9.10 PARTICIPANT -- shall mean the employees of the Employer identified on Schedule A attached to this Plan document, as the same may be added to by the Employer from time to time. Each Participant shall be assigned to Class I or Class II as stated on Schedule A.

9.11 PLAN -- shall mean the termination pay plan of the Employer established for the benefit of the Participants in the event of a Change in Control. The Plan shall be referred to as the "LecTec Corporation Change in Control Termination Pay Plan."

9.12 PLAN YEAR -- the twelve consecutive month period ending on any December 31.

9.13 TERMINATION OF EMPLOYEMENT -- shall mean termination of a Participant's employment (a) by the Employer for any reason other than Cause or
(b) by a Participant for Good Reason; but shall not include termination by reason of a Participant's death.

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



                                   SCHEDULE A
                              TO LECTEC CORPORATION

                                CHANGE IN CONTROL
                              TERMINATION PAY PLAN


                      Participants                                       Class
                      --------------------------------------------------------

                      Rodney A. Young                                      I

                      Deborah Moore                                       II
                      Jane Nichols                                        II
                      Daniel McWhorter                                    II
                      Vice President of Operations (future hire)          II
                      Vice President of Sales (future hire)               II

           Verified as of the 27th day of May, 1998.


                                  /s/Rodney A. Young
                                 -----------------------------------------------
                                 Chairperson of the Board of Directors of LecTec Corporation

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